Exhibit 10.40

TARVEDA THERAPEUTICS, INC.

FIRST AMENDMENT TO

EMPLOYMENT AGREEMENT

(Andrew J. Fromkin)

This First Amendment to Employment Agreement (this “Amendment”) dated as of April 6, 2016 (the “Effective Date”), is made by and between Tarveda Therapeutics, Inc., a Delaware corporation formerly named Blend Therapeutics, Inc. (the “Company”), and Andrew J. Fromkin (“Executive”).

WHEREAS, the Company and Executive are parties to an Employment Agreement dated March 2, 2015 (the “Original Agreement”); and

WHEREAS, the parties desire to amend the Original Agreement as set forth herein.

NOW, THEREFORE, in consideration of the premises and the covenants set forth herein and in the Original Agreement, the parties hereby agree as follows:

1.        Defined Terms. Capitalized terms used, but not defined, herein shall have the meanings ascribed to them in the Original Agreement.

2.        Change of Corporate Name. The Original Agreement is hereby amended to delete every mention of the name “Blend Therapeutics, Inc.” and to insert in each such place the name “Tarveda Therapeutics, Inc.”

3.        Base Salary. Section 5(a) of the Original Agreement is hereby amended to delete the first sentence in its entirety and to insert the following sentence in its place:

During the term of this Agreement, the Company shall pay Executive a base salary, payable in equal installments in accordance with the Company’s standard schedule for salary payments to its employees, at an initial rate of $400,000 per annum, which shall increase to a rate of $425,000 per annum commencing on January 1, 2016.

4.        Annual Bonus. Section 5(b) of the Original Agreement is hereby amended to increase the target for his Annual Bonus from 40% to 50%.

5.        True-Up Shares.

(a)

For purposes of Section 5(c)(iii), the parties agree that the Company’s sale and issuance of shares pursuant to a Series C Convertible Preferred Stock Purchase Agreement, dated as of January 15, 2016, among the Company and certain of its stockholders (the “Series C Purchase Agreement”) qualifies as a Qualified Financing as defined in the Original Employment Agreement. For purposes of calculating the number of True-Up Shares, the parties agree to assume that the Second Closing occurred immediately after the Initial Closing (as such terms are defined in the Series C Purchase

Agreement). If the Second Closing does not actually occur within 18 months after the Initial Closing, then, if directed to do so by the Board of Directors, Executive shall promptly forfeit, or return to the Company as the case may be, the number of True-Up Shares that he received based on the assumption that the Second Closing occurred immediately following the Initial Closing. The specific terms, conditions and mechanics of such forfeiture (or return) of True-Up Shares shall be set forth in the instruments associated with the issuance of such shares as contemplated by Section 5(c)(iii)(C) of the Original Employment Agreement.

(b)	Section 5(c)(iii) of the Original Agreement is hereby amended to delete subsection B in its entirety and to insert the following subsection in its place:

B.        The True-Up Right, if any, shall vest as to 15% of the shares issuable thereunder on the date of grant and the remainder shall vest in equal monthly portions over the following 48 months, for a total four-year vesting period.

6.        Local Living Allowance. Section 6 of the Original Agreement is hereby amended to delete subsection (d) in its entirety and to insert the following in its place:

(d)      Local Living Allowance. The Company acknowledges that Executive currently resides in New Jersey. Executive shall not be required to move his residence to Massachusetts, where the Company is currently located. Notwithstanding the foregoing, Executive acknowledges that he will need to spend a significant amount of time in Massachusetts in order to perform his duties hereunder. In recognition of the travel and lodging expenses that Executive will incur in order to spend time in the Company’s offices in Massachusetts, the Company shall pay Executive, in addition to his base salary, a local living allowance (i) at the rate of $75,000 per year until the first anniversary of the Start Date and (ii) thereafter, at the rate of $100,000 per year.

7.        Confidential Information. Section 8 of the Original Agreement is hereby amended to insert the following as a new subsection (f) immediately following subsection (e)”

(f)      Notwithstanding anything to the contrary in this Agreement or any other agreement between the Executive and the Company, the Executive understands that nothing in this Agreement or any other agreement between the Executive and the Company prohibits, or is intended in any manner to prohibit, the Executive from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. The Executive does not need the prior authorization of anyone at the Company or the Company’s legal counsel to make any such reports or disclosures, and the Executive is not required to notify the Company that the Executive has made such reports or disclosures.

8.        Ratification. The Original Agreement, as amended hereby, is hereby ratified and confirmed in all respects and shall continue in full force and effect. The Original Agreement shall, together with this Amendment, be read and construed as a single document.

9.        Governing Law. This Amendment shall be governed by and construed in accordance with the substantive laws of The Commonwealth of Massachusetts, without regard for any choice of laws rule or principle that would result in the application of the domestic substantive law of any other jurisdiction.

10.        Counterparts. This Amendment may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken shall together constitute one and the same agreement.

* * *

IN WITNESS WHEREOF, the parties have executed this First Amendment to Employment Agreement as an instrument under seal as of the date first written above.

TARVEDA THERAPEUTICS, INC.

By:	/s/Jim Barrett

Name:	Jim Barrett

Title:	Director

EXECUTIVE
/s/Drew Fromkin
Andrew J. Fromkin

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